Press Release
Exhibit 99.2

Acuity Brands Appoints
Laura O’Shaughnessy to the Board of Directors

ATLANTA, June 30, 2020 - Acuity Brands, Inc. (NYSE: AYI) (the “Company”) announced today that the Board of Directors (the “Board”) approved an increase in the size of the Board from 11 to 12 members and elected Laura O’Shaughnessy as a Director for a term that will expire at the Company’s next annual meeting of stockholders.
Ms. O’Shaughnessy is the co-founder and Chief Executive Officer of SocialCode, LLC, a technology company that manages digital and social advertising for leading consumer brands. She previously oversaw business development and product strategy for the Slate Group, an online publisher.
Neil Ashe, President and Chief Executive Officer, commented on behalf of the Board, “We are please that Laura has agreed to join the Board and look forward to accessing her digital knowledge and technology expertise as we continue to transform our business.”
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is a market-leading industrial technology company. We design, manufacture, and bring to market innovative products and services that make the world more brilliant, productive, and connected including building management systems, lighting, lighting controls, and location-aware applications. Based in Atlanta, Georgia, with operations across North America, Europe, and Asia, we are powered by approximately 12,000 dedicated and talented associates. Visit us at www.acuitybrands.com.

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Contact:
Pete Shannin, 770-860-2873
pete.shannin@acuitybrands.com